                                   Exhibit 3
                                   ---------

                TRANSACTIONS IN THE SHARES SINCE AUGUST 5, 1994
                -----------------------------------------------

                                                            Number(1)        Price(2)
Purchaser                         Purchase Date             of Shares        Per Share
- ---------                         -------------             ---------        ---------
Malcolm I. Glazer                  8/16/94                   289,238         $5.165
as Trustee F/B/O
Malcolm I. Glazer
Trust U/A dated as
of March 23, 1990.

Malcolm I. Glazer                  8/18/94                   995,698         $5.125
as Trustee F/B/O
Malcolm I. Glazer
Trust U/A dated as
of March 23, 1990

- --------------------
(1)   These shares were purchased in private transactions.

(2)   The purchase price includes broker's commissions.


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